Exhibit 99.1

Press Release

For More Information Contact

FOR IMMEDIATE RELEASE

Darrell Lee, CFO/VP

May 6, 2009	763-493-6370 / www.mocon.com

MOCON Announces First Quarter Sales and Net Income

MINNEAPOLIS, MN, May 6, 2009 — MOCON, Inc. (NasdaqGM:MOCO) today reported its operating results for the quarter ended March 31, 2009.

Net sales for the first quarter 2009 were $6,172,000, a decrease of 17 percent compared to $7,462,000 for the first quarter 2008. Net income for the first quarter 2009 was $399,000, a 55 percent decrease compared to $886,000 in the first quarter 2008.  Diluted net income per share was $0.07 in the first quarter 2009 compared to $0.16 for the same period in 2008.

The effects of the global economic recession contributed to a decrease in sales across all major product lines in the first quarter 2009 compared to first quarter 2008.  Sales of our permeation equipment and services, which accounted for 58 percent of total consolidated sales in the first quarter 2009, decreased 9 percent compared to the same period in 2008.  Sales of our gas analyzers and sensors, which accounted for 20 percent of our total consolidated sales in the first quarter 2009, decreased 17 percent compared to the first quarter in 2008.  Sales of our packaging equipment, which accounted for 17 percent of our total consolidated sales in the first quarter 2009, decreased 16 percent compared to the same period in 2008.  Geographically, our sales for the first quarter 2009 were down 17 percent in both our domestic and foreign markets compared to the same period in the prior year.

The decrease in net income during the first quarter 2009 compared to the same period last year was primarily due to the lower level of sales in the current period.  We experienced a slight increase in overall gross profit margin percentages due primarily to sales mix and cost reductions associated with our OEM sensor product line.  Our selling, general and administrative expenses were consistent between periods although well below levels that we had planned for 2009 due to expense saving measures we implemented in the first quarter 2009.  Our research and development expenses were lower this quarter compared to the same quarter last year as certain discretionary product development costs were tentatively delayed.

“Although we are disappointed with our first quarter 2009 results, we believe we have the financial stability to withstand this downturn in the economy.  We have reduced or delayed many planned discretionary expenses and are continuing to monitor our sales order activity to determine if additional expense cuts are warranted.  We have sufficient cash balances and no bank debt, which puts us in an enviable position in this economically troubled environment,” commented Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other  factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarters Ended March 31,
	2009	2008
Sales
Products	$5,843	$7,102
Consulting services	329	360
Total sales	6,172	7,462

Cost of sales
Products	2,356	2,920
Consulting services	225	234
Total cost of sales	2,581	3,154

Gross profit	3,591	4,308

Selling, general and administrative expenses	2,581	2,582
Research and development expenses	507	544
Operating income	503	1,182

Other income	109	132
Income before income taxes	612	1,314

Income taxes	213	428
NET INCOME	$399	$886

Net income per common share:
Basic	$0.07	$0.16
Diluted	$0.07	$0.16

Weighted average shares outstanding:
Basic	5,592	5,532
Diluted	5,650	5,669

BALANCE SHEET DATA:

	March 31, 2009	December 31, 2008
	(unaudited)	(audited)
Assets:
Cash and marketable securities	$12,129	$11,641
Accounts receivable, net	4,082	4,770
Inventories	4,776	4,732
Other current assets	1,367	1,214
Total current assets	22,354	22,357
Marketable securities, noncurrent	3,066	4,468
Property, plant and equipment, net	1,839	1,826
Other assets, net	4,188	4,302

Total assets	$31,447	$32,953

Liabilities and Stockholders’ Equity:
Total current liabilities	$3,467	$4,464
Total noncurrent liabilities	268	271
Stockholders’ equity	27,712	28,218

Total liabilities and stockholders’ equity	$31,447	$32,953